EXHIBIT 12a

DAVID E. COFFEY 3651 LINDELL ROAD, SUITE 1, LAS VEGAS, NEVADA 89103 CERTIFIED PUBLIC ACCOUNTANT (702) 871-3979

September 4, 2001

Cal Bay Controls International, Inc.

F/k/a Var-Jazz Entertainment,Inc.

Las Vegas, Nevada

This letter will acknowledge my agreement to Item 3 "Changes in and Disagreements with Accountants" which will be filed in the Form 10-SB with the Securities and Exchange Commission.

Sincerely,

/s/ David E. Coffey, C.P.A.

David Coffey C.P.A.